Exhibit 10.9

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL: 212-902-1000

August 14, 2014

To:	AOL Inc.
770 Broadway
New York, NY 10003
	Attention:	General Counsel
	Telephone No.:	212-652-6400

Re:	Additional Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Goldman, Sachs & Co. (“Dealer”) and AOL Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain terms defined herein are based on terms that are defined in the Preliminary Offering Memorandum dated August 12, 2014, as supplemented by the related pricing term sheet dated August 13, 2014 (the “Offering Memorandum”) relating to the 0.75% Convertible Senior Notes due 2019 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 330,000,000 (as increased by up to an aggregate principal amount of USD 49,500,000 if and to the extent that the Initial Purchasers (as defined herein) exercise their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated August 19, 2014 between Counterparty and The Bank of New York Mellon, as trustee (the “Indenture”). In the event of any inconsistency between the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date, any such amendment or supplement (other than any amendment or supplement (x) pursuant to Section 10.01(k) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of the Convertible Notes in the Offering Memorandum or (y) pursuant to Section 10.01(j) of the Indenture, subject, in the case of this clause (y), to the second proviso under “Consequence of Merger Events/Tender Offers” in Section 3 below) will be disregarded for purposes of this Confirmation (other than Section 9(i)(ii) below) unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and Dealer (a) with a “Threshold Amount” of USD 25,000,000 applicable to Counterparty and 3% of Dealer’s ultimate parent’s shareholders equity applicable to Dealer, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi)

and (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions. The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	August 14, 2014

Effective Date:	The closing date of the issuance of the Convertible Notes issued pursuant to the option to purchase additional Convertible Notes exercised on the date hereof.

Option Style:	“Modified American”, as described under “Procedures for Exercise” below.

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “AOL”).

Number of Options:	49,500. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	20%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 17.4456.

Strike Price:	USD 57.3210

Premium:	USD 1,827,540

Premium Payment Date:	August 19, 2014

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.03 and Section 14.04(h) of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(c) of the Indenture.

Free Convertibility Date:	May 1, 2019

Expiration Time:	The Valuation Time

Expiration Date:	September 1, 2019, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date, a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated August 13, 2014 between Dealer and Counterparty (the “Base Call Option Confirmation”), shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised (the “Exercise Notice Deadline”) of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if the Relevant Settlement Method for such Options is Combination Settlement, the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”); provided that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given prior to 12:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying the information required in clauses (iii) and, if applicable, (iv) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes. For the avoidance of doubt, if Counterparty fails to give notice as required above when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that, notwithstanding the foregoing, other than in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline but prior to 5:00 p.m. (New York City time), on the fifth Scheduled Valid Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the number of shares and/or cash deliverable by Dealer with respect to such options in a commercially reasonable manner as appropriate to reflect the effect on Dealer’s commercially reasonable hedging and hedge unwind activities for the Transaction (including the unwinding of any commercially reasonable hedge position) of Dealer not having received such notice prior to the Exercise Notice Deadline.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option. By giving any such notice, Counterparty shall be deemed to make the following representations and warranties to Dealer as of such notice delivery date:

(i) Counterparty has the power to elect the applicable settlement method for the relevant Convertible Notes and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance; and

(ii) such election and performance of its obligations under this Confirmation do not violate or conflict in any respect material to Dealer with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”) or (B) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount equal to or less than USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii) Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and

(y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (a) the Relevant Price on such Valid Day less (b) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Make-Whole Adjustment:	Notwithstanding anything to the contrary herein, in respect of any exercise of Options relating to a conversion of Convertible Notes for which additional Shares will be added to the “Conversion Rate” (as defined in the Indenture) as determined pursuant to Section 14.03 of the Indenture, the Daily Option Value shall be calculated as if the Option Entitlement included the Applicable Percentage of the number of such additional Shares as determined with reference to the adjustment set forth in such Section 14.03 of the Indenture; provided that if the sum of (i) the product of (a) the number of Shares (if any) deliverable by Dealer to Counterparty per exercised Option and (b) the Applicable Limit Price on the Settlement Date and (ii) the amount of cash (if any) payable by Dealer to Counterparty per exercised Option would otherwise exceed the amount per Option, as determined by the Calculation Agent, that would be payable by Dealer under Section 6 of the Agreement if (x) the relevant Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction was the sole Affected Transaction and Counterparty was the sole Affected Party and (y) Section 14.03 of the Indenture were deleted, then each Daily Option Value shall be proportionately reduced to the extent necessary to eliminate such excess.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the sum of (A) the amount of cash, if any, payable to the Holder of the related Convertible Note upon conversion of such Convertible Note, as determined with reference to Section 14.02(a) of the Indenture and (B) the number of Shares, if any, deliverable to the Holder of the related Convertible Note upon conversion of such Convertible Note, as determined with reference to Section 14.02(a) of the Indenture, multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page AOL <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the New York Stock Exchange or, if the Shares are not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page AOL <equity> AQR (or its successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as reasonably determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option:

(i) if the related Conversion Date occurs prior to the Free Convertibility Date, the 30 consecutive Valid Days commencing on, and including, the second Valid Day following such Conversion Date; or

(ii) if the related Conversion Date occurs on or following the Free Convertibility Date, the 30 consecutive Valid Days commencing on, and including, the 32nd Scheduled Valid Day immediately prior to the Expiration Date (or if such Scheduled Trading Day is not a Valid Day, the immediately following Valid Day).

Settlement Date:	For any Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if Physical Settlement applied to the Transaction.

Representation and Agreement:	Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall, upon delivery, be subject to restrictions and limitations arising from Counterparty’s status as Issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)). With respect to any such certificated Shares (as described in clause (ii) above), the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture (as determined by the Calculation Agent by reference to the Dilution Adjustment Provisions) to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price”, “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Indenture) or any other variable relevant to the exercise, settlement or payment for the Transaction. For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (and, for the avoidance of doubt, in lieu of any adjustments pursuant to such Section), upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment to the Convertible Notes under the Indenture to any one or more of the Strike Price, Number of Options, Option Entitlement, the composition of the Shares and any other variable relevant to the exercise, settlement or payment for the Transaction, as determined by reference to the Dilution Adjustment Provisions, to the extent an adjustment is required under the Indenture; provided that, notwithstanding the foregoing, if the Calculation Agent reasonably and in good faith disagrees with any adjustment pursuant to the terms of the Indenture that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture or any supplemental indenture entered into pursuant to Section 10.01(j) or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the composition of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; and provided further that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment is made under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, consistent with the methodology set forth in the Indenture, to the terms hereof in order to account for such Potential Adjustment Event.

Dilution Adjustment Provisions:	Section 14.04 (a), (b), (c), (d) and (e), Section 14.05 and Section 14.11 of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequence of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make an adjustment in respect of any adjustment required to be made under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction (as determined by the Calculation Agent by reference to the relevant provisions of the Indenture); provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that, notwithstanding the foregoing, if the Calculation Agent reasonably and in good faith disagrees with any adjustment pursuant to the terms of the Indenture that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 10.01(j) of the Indenture), then the Calculation Agent will determine the adjustment to be made to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement, Regular Dividend and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; and provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be a corporation or will not be the Issuer following such Merger Event or Tender Offer, then Dealer, in its commercially reasonable discretion, may elect for Cancellation and Payment (Calculation Agent Determination) to apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the

Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following sentence at the end of such Section:

For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) any such transactions or assets referred to in clause (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or, if the Hedging Disruption would be eliminated by terminating only a portion of the Transaction, such portion of the Transaction”.

Increased Cost of Hedging	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer. Following any determination by the Determining Party hereunder and a written request by Counterparty, the Determining Party shall provide to Counterparty by e-mail to the e-mail address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such determinations, description of the methodology and any assumptions and basis used in making for such determination), it being understood that the Determining Party shall not be obligated to disclose any proprietary models or proprietary or confidential information used by it for such determination.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent. Dealer. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent shall provide to Counterparty within a commercially reasonable period of time (but not later than five Exchange Business Days) following such request by e-mail to the e-mail address provided by Counterparty in such request a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) displaying in commercially reasonable detail the basis for such determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or proprietary or confidential information used by it for such determination or calculation.

5. Account Details.

(a)	Account for payments to Counterparty:

Account Name: AOL Inc
Account # 323-070752
ABA # 021000021
For International Wires:
Swift Code - CHASUS33
Location: JP Morgan Chase, 1 Chase Manhattan Plaza, New York, NY 10005

Account for delivery of Shares to Counterparty:

To be provided upon request.

(b)	Account for payments to Dealer:

Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

Account for delivery of Shares from Dealer:

To be provided upon request.

6. Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: New York

7. Notices.

(a)	Address for notices or communications to Counterparty:

	Susan Meadows
	22000 AOL Way
	Dulles, VA 20166
	Phone:	703.265.1552
	Fax:	703.265.4887
	Email:	susan.meadows@teamaol.com

(b)	Address for notices or communications to Dealer:

	Goldman, Sachs & Co.
	200 West Street
	New York, NY 10282-2198
	Attn:	Michael Voris
		Equity Capital Markets

Telephone:	(212) 902-4895
Facsimile:	(212) 902-5027
Email:	Michael.Voris@gs.com

With a copy to:

Attention:	Bryan Goldstein
Equity Capital Markets
Telephone No:	(212) 855-9696
Facsimile No:	(212) 902-3000
Email:	Bryan.Goldstein@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

8. Representations, Warranties and Covenants of Counterparty.

Counterparty hereby represents and warrants to Dealer that each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”), dated as of August 13, 2014, among Counterparty, Goldman, Sachs & Co. and J.P. Morgan Securities LLC as representatives of the several purchasers named in Schedule I thereto (the “Initial Purchasers”), is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(b)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(c)	Each of Counterparty and its affiliates is not, on the date hereof, aware of any material non-public information with respect to Counterparty or the Shares.

(d)	To the Counterparty’s knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares (not including laws, rules, regulations or regulatory orders of any jurisdiction that are applicable solely as a result of Dealer’s and/or its affiliates’ activities, assets or businesses, other than Dealer’s activities in respect of the Transaction) would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares in connection with the Transaction.

(e)	Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(f)	Counterparty (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons; and (iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 8(f) ceases to be true.

(g)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(h)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act of 1934, as amended (the “Exchange Act”).

(i)	On or prior to the Trade Date, Counterparty shall have delivered to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction, and approving the Transaction and any related hedging activity for purposes of Section 203 of the Delaware General Corporation Law.

(j)	Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(k)	On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(l)

Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(m)	Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

9. Other Provisions.

(a)	Opinions. Counterparty shall deliver to Dealer on the Premium Payment Date an opinion of counsel, as of the Premium Payment Date, with respect to the matters set forth in Section 8(a) of this Confirmation and Section 3(a) of the Agreement, containing customary assumptions, qualifications and exceptions reasonably acceptable to Dealer.

(b)

Repurchase Notices. Counterparty shall, following the close of trading on the Exchange, and prior to midnight, on the Exchange Business Day immediately prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase/Adjustment Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 8.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase/Adjustment Notice (or, in the case of the first such Repurchase/Adjustment Notice, greater by 0.5% than the Notice Percentage as of the date hereof); provided, that Counterparty may provide Dealer with advance notice on or prior to any such day to the extent it expects that repurchases effected on such day may result in an obligation to deliver a Repurchase/Adjustment Notice (which advance notice shall be deemed a Repurchase/Adjustment Notice) and if any such advance notice would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of the Repurchase/Adjustment Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the sum of (a) the product of the Number of Options and the Option Entitlement and (b) the number of Shares underlying any other similar call option transaction sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including, without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities, expenses and fees (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase/Adjustment Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase/Adjustment Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing. Counterparty shall be relieved from liability to the extent that any Indemnified Party fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder to the extent Counterparty is materially prejudiced as a result thereof. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages, liabilities, expenses or fees referred to therein, then Counterparty, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities, expenses or fees. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction. For the avoidance of doubt, any payments due as a result of this provision may not be used to set-off any obligation of the Dealer upon settlement of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(o) or 9(t) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all commercially reasonable costs and expenses, including commercially reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate of Dealer (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or the Goldman Sachs Group, Inc. provided that, after a transfer and/or assignment pursuant to this clause (A), Counterparty shall be entitled to a payment, on any payment date, that is not less than the payment Counterparty would have received in the absence of such transfer and/or assignment on account of any deduction or withholding under Section 2(d)(i) of the Agreement, except to the extent such deduction or withholding results from a Change in Tax Law occurring after the date of such transfer and/or assignment or (B) if an Excess Ownership Position (as defined below) or Hedging Disruption exists, but only to the extent of such Excess Ownership Position or to the extent such assignment would eliminate such Hedging Disruption, to any other recognized dealer in transactions such as the Transaction with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. Dealer shall promptly notify Counterparty of any transfer or assignment made hereunder. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Option Equity Percentage exceeds 14.5%, (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), or (D) a Hedging Disruption has occurred and is continuing, Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) no Excess Ownership Position or Hedging Disruption, as the case may be, exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions) following such partial termination no Excess Ownership Position or Hedging Disruption, as the case may be, exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer and each “group” of which Dealer is a member or may be deemed a member, in each case under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that, in Dealer’s reasonable judgment on advice of counsel, could give rise to reporting or registration obligations (except for filings of Form 13F, Schedule 13D or Schedule 13G) or other requirements (including obtaining prior approval from any person or entity, but excluding any such requirements that can be satisfied without administrative or operational burden or cost to Dealer) of a Dealer Person, or could reasonably be expected to result in an adverse effect on a Dealer Person, under any Applicable Restriction, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(e)	Staggered Settlement. Notwithstanding anything to the contrary herein, if, upon advice of counsel, with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares or other securities to deliver, any or all of the Shares or other securities to be delivered by Dealer on any date due (an “Original Delivery Date”), Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver such Shares or other securities by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number that, but for this provision, would have been deliverable on such Original Delivery Date.

(f)	[Reserved.]

(g)	Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(h)	[Reserved.]

(i)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs pursuant to the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in the Convertible Notes being declared, or becoming, immediately due and payable pursuant to the terms of the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii)	In addition, an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer.

(j)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(k)

Setoff. Each party hereto waives all rights of set-off that such party may have as a matter of law, pursuant to contract or otherwise, except as set forth in this paragraph. Upon the occurrence of an Early Termination Date, Dealer (and only Dealer) shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to Dealer under any other Equity Contract (as defined below) between Dealer and Counterparty (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, Dealer shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; and provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained. Notwithstanding anything to the contrary provided in this Section 9(k), in the event of bankruptcy or liquidation of either Counterparty or Dealer neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise. “Equity Contract” means any agreement accounted for by Counterparty as equity under generally accepted accounting principles in the United States.

(l)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(c) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property, to the extent doing so results in a commercially reasonable Share Termination Unit Price.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions will be applicable as if Physical Settlement applied to the Transaction and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable.

(m)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)	Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety. Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to the Agreement, this Confirmation and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement or this Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.

(o)	Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement substantially similar to underwriting agreements customary for registered offerings of substantially similar size, in form and substance reasonably satisfactory to Dealer, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section (9)(o) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and obligations to use best efforts to obtain opinions and certificates and such other documentation as is customary for private placements agreements for private placements of equity securities of similar size, all commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer. This Section 9(o) shall survive the termination, expiration or early unwind of the Transaction.

(p)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, to the extent Dealer reasonably determines, based on advice of counsel in the case of the immediately following clause (ii), that such action is reasonably necessary or appropriate to (i) preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or other relevant market (but only in the case of a material decrease in liquidity relative to Dealer’s expectations as of the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(r)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit

Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction other than during any such bankruptcy proceedings; provided that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)	Securities Contract. The parties hereto intend for (i) the Transaction to be a “securities contract” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 546(e), and 555 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of (a) the weighted average of the types and amounts of consideration received by holders of Shares that affirmatively make such an election or (b) if no holders of Shares affirmatively make such an election, the types and amounts of consideration actually received by the holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)	promptly following any adjustment to the terms of the Convertible Notes as set forth in the Indenture in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall give Dealer written notice of the details of such adjustment.

(u)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(w)	Early Unwind. In the event the sale of the “Optional Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Dealer and Counterparty represents and acknowledges to the other that, subject to the proviso included in this Section 9(w), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(x)	Tax Matters. For purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto).

(y)	Payment by Counterparty. In the event that, following payment of the Premium, an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, (i) Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(z)	Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(aa)	Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(bb)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(cc)	Adjustments. For the avoidance of doubt, whenever the Calculation Agent, Dealer, Hedging Party or Determining Party is called upon to make an adjustment (other than adjustments made by reference to the Indenture) pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent, Dealer, Hedging Party or Determining Party, as applicable, shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Very truly yours,

GOLDMAN, SACHS & CO.

By:	/s/ Daniela A. Rouse
	Name:	Daniela A. Rouse
	Title:	Vice President

Accepted and confirmed
as of the Trade Date:

AOL Inc.

By:	/s/ Karen Dykstra
Authorized Signatory
Name:	Karen Dykstra

27